EXHIBIT 99.1

For Immediate Release: August 4, 2006

Occidental Petroleum Announces Second Quarter Earnings

LOS ANGELES -- Occidental Petroleum Corporation (NYSE: OXY) announced income from continuing operations was $2.77 per diluted share for the second quarter 2006, compared with $3.63 per diluted share for the second quarter 2005. Net income for the second quarter 2006 was $857 million ($1.97 per diluted share), compared with $1.536 billion ($3.77 per diluted share) for the second quarter 2005.

In announcing the results, Dr. Ray R. Irani, chairman, president and chief executive officer, said, "Daily production from continuing operations increased to 609,000 barrels of oil equivalent, 93,000 barrels higher than in the second quarter 2005. Higher production and robust crude oil prices were key factors in our financial performance that drove our core earnings 50 percent higher than last year's second quarter results."

Core earnings for the second quarter 2006 were $1.204 billion ($2.77 per diluted share), compared with $799 million ($1.96 per diluted share) for the same period in 2005. The second quarter 2006 core earnings excludes a net after-tax loss of $347 million in discontinued operations, which includes the impairment charge for Occidental's Block 15 investment in Ecuador and income from Vintage properties held for sale. The second quarter 2005 core income excludes a $619 million tax benefit related to the resolution of tax issues with the IRS and an $89 million after-tax gain from the sale of an investment. See the attached schedule for a reconciliation of net income to core earnings.

Oil and Gas

Oil and gas segment earnings were $1.953 billion for the second quarter 2006, a 56 percent increase from the $1.255 billion segment earnings for the second quarter 2005. The improvement in the second quarter 2006 earnings reflected a $557 million increase from higher worldwide crude oil prices, a $262 million increase from higher production, and lower exploration expense, partially offset by higher operating expenses and increased DD&A rates.

The average price for West Texas Intermediate crude oil in the second quarter 2006 was $70.70 per barrel compared to $53.17 per barrel in the second quarter 2005. Occidental's realized price for worldwide crude oil was $60.67 per barrel for the second quarter 2006, compared with $46.27 per barrel for the second quarter 2005. The average price for NYMEX gas in the second quarter 2006 was $7.26 per MMCF, compared with $6.80 per MMCF in the second quarter 2005. Domestic realized gas prices increased from $6.18 per MMCF in the second quarter 2005 to $6.24 per MMCF for the second quarter 2006.

Production

For the quarter, oil and gas daily production from continuing operations averaged 609,000 barrels of oil equivalent(BOE), which was an 18 percent increase over the 516,000 equivalent barrels per day produced in the second quarter 2005. The increase included Vintage production of 62,000 BOE per day and Libya production of 27,000 BOE per day.

Worldwide daily production from continuing operations for the six months of 2006 averaged 601,000 BOE, compared with 519,000 BOE for the six months of 2005. The increase included five months of Vintage production at 60,000 BOE per day which added 50,000 BOE per day to Occidental's year-to-date production and Libya production of 25,000 BOE per day that came on line in the third quarter of 2005.

Chemicals

Chemical segment earnings were $250 million for the second quarter 2006, compared with $225 million for the second quarter

2005. The improvement in the second quarter 2006 results was due to chlor-alkali volume increases.

Six-Months Results

For the first six months of 2006, net income was $2.086 billion ($4.83 per diluted share), compared with $2.382 billion ($5.86 per diluted share) for the first six months of 2005.

Core earnings were $2.355 billion ($5.45 per diluted share) for 2006, compared with $1.612 billion ($3.96 per diluted share)for 2005. See the attached schedule for a reconciliation of net income to core earnings.

Statements in this release that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells, global commodity pricing fluctuations, changes in tax rates, and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this presentation. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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Contacts:	Lawrence P. Meriage (media)
310-443-6562
Kenneth J. Huffman (investors)
212-603-8183
For further analysis of Occidental's quarterly performance, please visit the web site: www.oxy.com

SUMMARY OF SEGMENT NET SALES AND EARNINGS

	Second Quarter		Six Months
($ millions, except per-share amounts)	2006	2005	2006	2005
SEGMENT NET SALES
Oil and Gas	$3,292	$2,220	$6,417	$4,309
Chemical	1,273	1,128	2,514	2,189
Other	34	37	64	60
Net sales	$4,599	$3,385	$8,995	$6,558
SEGMENT EARNINGS
Oil and Gas	$1,953	$1,255	$3,863	$2,534
Chemical	250	225	498	439
	2,203	1,480	4,361	2,973
Unallocated Corporate Items
Interest expense, net (a)	(33)	(47)	(62)	(108)
Income taxes (b)	(882)	(26)	(1,787)	(610)
Other (c)	(84)	73	(157)	22

Income from Continuing Operations	1,204	1,480	2,355	2,277
Discontinued operations, net (d)	(347)	56	(269)	105
NET INCOME	$857	$1,536	$2,086	$2,382
BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$2.80	$3.68	$5.51	$5.68
Discontinued operations, net (d)	(0.81)	0.14	(0.63)	0.26
	$1.99	$3.82	$4.88	$5.94
DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$2.77	$3.63	$5.45	$5.60
Discontinued operations, net (d)	(0.80)	0.14	(0.62)	0.26
	$1.97	$3.77	$4.83	$5.86
AVERAGE COMMON SHARES OUTSTANDING
BASIC	430.1	401.9	427.3	401.2
DILLUTED	433.9	407.3	432.2	406.8

Occidental has classified its Ecuador Block 15 operations as discontinued operations on a retrospective application basis.

See footnotes on following page.

(a)

The second quarter and six months 2006 include $4 million pre-tax interest charges to purchase various debt issues in the open market. The six months 2005 includes $11 million pre-tax interest charges to purchase various debt issues in the open market.

(b)

The second quarter 2005 includes a $619 million tax benefit resulting from a closing agreement with the U.S. Internal Revenue Service (IRS) resolving certain tax issues. The six months 2005 also includes a net $10 million charge related to a state income tax issue.

(c)	The second quarter 2005 includes a $140 million pre-tax gain from the sale of 11 million shares of Lyondell Chemical Company.

(d)

On May 15, 2006, Ecuador's Minister of Energy terminated Occidental's contract for the operation of Block 15 and the Government of Ecuador seized Occidental's Block 15 assets shortly thereafter. As a result of the seizure, Occidental has classified its Block 15 operations as discontinued operations on a retrospective application basis. The second quarter and six months 2006 discontinued operations also include income from the Vintage properties that were held for sale.

SUMMARY OF CAPITAL EXPENDITURES AND DD&A EXPENSE

	Second Quarter		Six Months
($ millions)	2006	2005	2006	2005

CAPITAL EXPENDITURES	$646	$492	$1,242	$998
DEPRECIATION, DEPLETION AND
AMORTIZATION OF ASSETS	$494	$342	$953	$673

SUMMARY OF OPERATING STATISTICS

	Second Quarter		Six Months
	2006	2005	2006	2005

NET OIL, GAS AND LIQUIDS
PRODUCTION PER DAY

United States
Crude oil and liquids (MBBL)
California	82	75	83	76
Permian	168	156	167	152
Horn Mountain	12	11	13	14
Hugoton and other	3	3	3	3
Total	265	245	266	245

Natural Gas (MMCF)
California	258	240	255	240
Hugoton and other	136	133	134	131
Permian	199	166	194	156
Horn Mountain	8	9	9	11
Total	601	548	592	538

Latin America
Crude oil (MBBL)
Argentina	38	—	31	—
Colombia	34	36	36	34
Total	72	36	67	34

Natural Gas (MMCF)
Argentina	21	—	17	—
Bolivia	20	—	17	—
Total	41	—	34	—

Middle East/North Africa
Crude oil (MBBL)
Oman	17	19	17	21
Qatar	44	43	44	43
Yemen	30	28	31	31
Libya	27	—	25	—
Total	118	90	117	95

Natural Gas (MMCF)
Oman	35	61	30	58

Other Eastern Hemisphere
Crude oil (MBBL)
Pakistan	5	6	4	6

Natural Gas (MMCF)
Pakistan	80	72	77	75

Barrels of Oil Equivalent (MBOE)
Subtotal consolidated subsidiaries	586	491	576	492
Colombia-minority interest	(5)	(5)	(5)	(4)
Russia-Occidental net interest	27	28	28	29
Yemen-Occidental net interest	1	2	2	2
Total Worldwide Production (MBOE)	609	516	601	519

Occidental has classified its Ecuador Block 15 operations as discontinued operations on a retrospective application basis.

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

Occidental's results of operations often include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing and amount. Therefore, management uses a measure called "core earnings," which excludes those items. This non-GAAP measure is not meant to disassociate those items from management's performance, but rather is meant to provide useful information to investors interested in comparing Occidental's earnings performance between periods. Reported earnings are considered representative of management's performance over the long term. Core earnings is not considered to be an alternative to operating income in accordance with generally accepted accounting principles.

The following table sets forth the core earnings and significant items affecting earnings for each operating segment and corporate:

	Second Quarter
($ millions, except per-share amounts)	2006	Diluted EPS	2005	Diluted EPS
TOTAL REPORTED EARNINGS	$857	$1.97	$1,536	$3.77
Oil and Gas
Segment Earnings	$1,953		$1,255
Less: Contract settlement	–		(26)
Segment Core Earnings	1,953		1,281

Chemicals
Segment Earnings	250		225
No significant items affecting earnings	–		–
Segment Core Earnings	250		225
Total Segment Core Earnings	2,203		1,506

Corporate
Corporate Results – Non Segment*	(1,346)		56
Less:
Gain on sale of Lyondell shares	–		140
Settlement of federal tax issue	–		619
Debt purchase expense	–		(1)
Tax effect of pre-tax adjustments	–		(51)
Discontinued operations, net**	(347)		56
Corporate Core Results – Non Segment	(999)		(707)
TOTAL CORE EARNINGS	$1,204	$2.77	$799	$1.96
*	Interest expense, income taxes, G&A expense and other, and non-core items.
**	Amount shown after tax.

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS (continued)

	Six Months
($ millions, except per-share amounts)	2006	Diluted EPS	2005	Diluted EPS
TOTAL REPORTED EARNINGS	$2,086	$4.83	$2,382	$5.86
Oil and Gas
Segment Earnings	$3,863		$2,534
Less: Contract settlement	–		(26)
Segment Core Earnings	3,863		2,560

Chemicals
Segment Earnings	498		439
No significant items affecting earnings	–		–
Segment Core Earnings	498		439
Total Segment Core Earnings	4,361		2,999

Corporate
Corporate Results – Non Segment*	(2,275)		(591)
Less:
Debt purchase expense	–		(11)
Gain on sale of Lyondell shares	–		140
State tax issue charge	–		(10)
Settlement of federal tax issue	–		619
Tax effect of pre-tax adjustments	–		(47)
Discontinued operations, net**	(269)		105
Corporate Core Results – Non Segment	(2,006)		(1,387)
TOTAL CORE EARNINGS	$2,355	$5.45	$1,612	$3.96
*	Interest expense, income taxes, G&A expense and other, and non-core items.
**	Amount shown after tax.